Exhibit (a)(8)

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated November
   9, 1999 and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the
             Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Lazard Freres
                 & Co. LLC, the Dealer Manager, or one or more registered
                   brokers or dealers licensed under the laws of such
                    jurisdiction.


                     Notice of Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock

                                      of

                         Catherines Stores Corporation

                                      at

                             $21.00 Net Per Share

                                      by

                             Rose Merger Sub, Inc.

                         a wholly owned subsidiary of

                            Charming Shoppes, Inc.

     Rose Merger Sub, Inc., a Tennessee corporation (the "Purchaser") and a wholly owned subsidiary of Charming Shoppes, Inc., a Pennsylvania corporation (the "Parent"), hereby offers to purchase all outstanding shares of Common Stock, $0.01 par value (the "Shares"), of Catherines Stores Corporation, a Tennessee corporation (the "Company"), at $21.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 19, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer").

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JANUARY 6, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of November 15, 1999 (the "Merger Agreement") among the Company, the Parent and the Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer and satisfaction or waiver of all conditions to the Merger, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving. Pursuant to the Merger, each outstanding Share (other than Shares held by the Company as treasury stock or Shares held by the Parent or any of its subsidiaries) will be converted into and represent the right to receive $21.00 in cash, without interest.

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) a number of Shares which, together with the Shares then owned by Purchaser and Parent, would represent at least a majority of the total number of outstanding Shares on a fully diluted basis (the "Minimum Tender Condition") and (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or terminated.

     The Board of Directors of the Company has approved the Offer and the Merger, determined that each of the Offer and the Merger is fair to, and in the best interests of, the Company and its shareholders and recommends that the Company's shareholders tender their Shares pursuant to the Offer.

     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is subject to certain conditions set forth in the Offer to Purchase, including satisfaction of the Minimum Tender Condition and expiration or termination of the waiting period applicable to Purchaser's acquisition of Shares pursuant to the Offer under the HSR Act. If any such condition is not satisfied, except as provided in the Merger Agreement, Purchaser may (a) terminate the Offer and return all tendered Shares to tendering shareholders, (b) extend the Offer and, subject to withdrawal rights as set forth in the Offer to Purchase, retain all such Shares until the expiration of the Offer as so extended, (c) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered by the Expiration Date and not withdrawn or (d) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

     Subject to the terms of the Merger Agreement, the Purchaser reserves the right, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to ChaseMellon Shareholder Services Inc., L.L.C. (the "Depositary"). The Purchaser will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date.

     For purposes of the Offer, Purchaser shall be deemed to have accepted for payment Shares tendered when, as and if Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after January 17, 2000 unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the awithdrawn Shares.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

     Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense.

                    The Information Agent for the Offer is:
                                   GEORGESON
                                  SHAREHOLDER
                              COMMUNICATIONS INC.
                                17 State Street
                           New York, New York 10004
               Bankers and Brokers Call Collect: (212) 440-9800
                        Call Toll-Free: (800) 223-2064

                     The Dealer Manager for the Offer is:
                            LAZARD FRERES & CO. LLC
                             30 Rockefeller Plaza
                           New York, New York 10020
                         (212) 632-6717 (call collect)

November 19, 1999